Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) by and between David Gould (“Mr. Gould”), a resident of Atlanta, Georgia, and Witness Systems, Inc. (the “Company”), a Delaware corporation, is effective this 3rd day of January, 2007.

1.             Resignation.  The Board accepted Mr. Gould’s resignation as Chairman of the Company’s Board of Directors as of December 6, 2006.  On December 6, 2006, the Board also accepted Mr. Gould’s resignation as a Director and Chief Executive Officer effective on January 3, 2007 (the “Separation Date”).  Mr. Gould shall, at the same time he executes this Agreement, execute the resignation letter attached to this Agreement as Exhibit A, by which he further resigns, effective upon acceptance by the Board, his employment and all other officer or director positions he holds with any of the Company’s subsidiaries or affiliates.  Until such acceptance, Mr. Gould shall continue to receive his current salary and benefits.

2.             Employment Agreement.  Except as otherwise provided in this Agreement, this Agreement extinguishes the Employment Agreement between Mr. Gould and the Company dated February 2, 1999, as amended (the “Employment Agreement”), effective January 3, 2007.  Except as may otherwise be provided in this Agreement, the cessation of the Employment Agreement on January 3, 2007, without more, does not and will not result in the vesting, acceleration, or triggering of any employment benefit in Mr. Gould’s favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, vesting of stock options, or any other right which Mr. Gould may have as an option holder, officer, or employee or under any agreement or understanding between the Parties, including, but not limited to, the Employment Agreement.

3.             Separation Payments.  The Company shall make payments to Mr. Gould in twelve (12) equal monthly installments on the last day of each month (the “Separation Payments”).  The Separation Payments shall commence on the last day of the month that begins six (6) months following the Separation Date.  Each of the equal monthly installments shall be for an amount equal to Twenty Nine Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($29,333.33).  If the last day of the month falls on a weekend or a legal holiday, the respective Separation Payment will be paid on the business day immediately preceding such day.  Except as provided in the previous sentence, under no circumstances will any Separation Payment to be made under this paragraph be accelerated or deferred.  Mr. Gould shall be solely responsible for the payment of all taxes incurred with respect to the payments set forth in this paragraph, including, but not limited to, federal and state income taxes, subject to the Company’s obligation to withhold applicable state and federal taxes and social security, as determined by the Company in its sole and absolute discretion.

4.             Consulting Engagement.  The Company shall engage Mr. Gould as a Consultant to the Company beginning on the Board’s acceptance of Mr. Gould’s resignation from Company employment and continuing until the earlier of (a) termination by Mr. Gould and/or the Company, or (b) June 30, 2007 (the “Consulting Term”).  The Consulting Engagement may be terminated at any time simply by written notification to the other party.  Upon termination of the Consulting Engagement for any reason, the Company shall pay Mr. Gould the amount of any accrued, but unpaid Consulting Compensation (as defined in Section 4(b) below) through the date of such termination.  Termination of the Consulting Engagement shall have no effect on the Company’s obligation to provide the Separation Payments in Section 3 pursuant to the terms and conditions set forth therein.  After the end of the Consulting Term, Mr. Gould and the Company may mutually agree to extend the Consulting Engagement thereafter from month to month upon the same terms and conditions as set forth in this Section 4 (or such other terms as they may then agree).

(a)           Consulting Services.  During the Consulting Term, Mr. Gould agrees to perform all consulting services as directed by the Company from time to time, in such manner and with such limitations as the Company may direct (the “Services”).  Mr. Gould agrees to perform the Services faithfully, diligently, and industriously.

(b)           Consulting Compensation. During the Consulting Term, the Company shall pay Mr. Gould Thirty Thousand Dollars ($30,000.00) per month (the “Consulting Fee”) for Services rendered under this Section 4.  The Company shall pay the Consulting Fee within five (5) business days after the end of each calendar month of the Consulting Term.  If either party terminates the consulting engagement prior to the end of a calendar month, the Company shall pay Mr. Gould a pro-rata share of the Consulting Fee for such month.  Mr. Gould acknowledges and agrees that he is solely responsible, and Company has no responsibility, to pay any and all taxes applicable to the compensation Mr. Gould receives from the Company for the Services.

(c)           Relationship of the Parties.  Mr. Gould acknowledges and agrees that during the Consulting Term, Mr. Gould will be act as an independent contractor and will not be: (i) eligible to participate in any employee benefit plan or program offered by the Company to its employees or agents; or (ii) covered under Company’s worker’s compensation insurance or unemployment insurance coverages.

5.             Release.  In exchange for the consideration stated in this Agreement, Mr. Gould releases, waives and discharges the Company,(1) and the Company releases, waives and discharges Mr. Gould, from any claim, demand or liability, whether known or unknown, fixed or contingent, which one party ever had, now has or may have against the other party, arising out of or relating to any claim (whether heretofore or hereafter brought) for any breach of contract under or termination of the Employment Agreement occurring on or before Mr. Gould’s execution of this Agreement.  Mr. Gould further releases, waives and discharges the Company from any claim, demand or liability, whether known or unknown, fixed or contingent, which Mr. Gould ever had, now has or may have against the Company for compensation arising out of or relating to his service (or resignation) as chairman of the Board or a director of the Company.  Mr. Gould further agrees that he has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.   The foregoing releases do not waive Mr. Gould’s right to (a) receive benefits under the Company’s 401(k) plan that either (i) have accrued or vested prior to the date of this Agreement, or (ii) are intended, under the terms of such plan, to survive Mr. Gould’s separation from the Company; or (b) enforce the terms of this Agreement, including any agreements incorporated by reference; or (c) exercise stock options that by their terms or by the terms of their governing plans or agreements or by the terms of this Agreement he may be entitled to exercise; or (d) receive advancement of or indemnification for attorney’s fees and related costs, litigation costs, settlements, and expenses as set forth in (i) Section 8 of this Agreement, (ii) the Request, Affirmation And Undertaking With Respect To Advancement Of Expenses In Advance Of Final Disposition Of A Proceeding, signed by Mr. Gould on September 7, 2006, (iii) Mr. Gould’s Indemnification Agreement

(1) For purposes of the Release (Section 5) and ADEA/OWBPA Waiver (Section 6), the term “Company” means the Company, the Company’s parents, subsidiaries, affiliates, and all related companies, as well as their respective officers, directors, shareholders, employees, agents, and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

with the Company dated January 19, 2000, and (iv) the Fifth Amended and Restated Certificate of Incorporation and Bylaws of the Company.

6.             ADEA/OWBPA Waiver.  Mr. Gould also specifically releases and waives any right or claim against the Company, as defined in footnote 1, arising out of his employment or his resignation of employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2 (such release and waiver referred to as the “Waiver”).  Mr. Gould understands and agrees that (i) this Agreement is written in a manner that he understands; (ii) he does not release or waive rights or claims that may arise after he signs this Agreement; (iii) he waives rights and claims he may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which he is already entitled; (iv) Mr. Gould has been advised to consult with an attorney before signing this Agreement; (v) he has twenty one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it.  If Mr. Gould signs before the end of the Offer Period, Mr. Gould acknowledges that his decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.  Mr. Gould agrees that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (vi) Mr. Gould has seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”).  If Mr. Gould revokes, the Agreement shall not be effective or enforceable and Mr. Gould shall not be entitled to the payments or benefits provided for in Sections 3, 4(b), or 7 of this Agreement.  To be effective, the revocation must be in writing and received by Pete Sinisgalli, member of the Board of Directors, at Witness Systems, Inc., 300 Colonial Center Parkway, Roswell, Georgia, 30076, prior to expiration of the Revocation Period; and (vii) this Waiver shall not become effective or enforceable until the Revocation Period has expired.

7.             Stock Options.  Notwithstanding anything to the contrary set forth in any prior agreement, option grant, or other compensatory arrangement, the following will govern the options to purchase Company stock previously granted to Mr. Gould, and which vest or have vested as of the last day of Mr. Gould’s employment in accordance with the terms and conditions of the respective stock option plans (“Option Plans”) and/or stock option agreements (“Option Agreements”) pursuant to which they were granted (the “Vested Options”):  Mr. Gould shall not exercise any of the Vested Options until after the conclusion of the option inquiry currently being undertaken by the Company and any prohibition on exercising options has been lifted, and the Company may instruct its Transfer Agent that Mr. Gould has so agreed and that the Transfer Agent shall not permit any shares to be issued pursuant to a purported exercise of a Vested Option not in accordance with this Agreement.  Mr. Gould agrees that the Company has the right to (1) increase the exercise price of Vested Options that were granted to Mr. Gould on or after February 10, 2000 to a price equal to the closing price of the Company’s common stock, as reported by the NASDAQ Stock Market, Inc., on the date that the Company determines in its sole and absolute discretion to be the correct measurement date for such Vested Options, or (2) make such other adjustments, as determined in the Company’s sole and absolute discretion, as may be required to offset the economic benefit that Mr. Gould would otherwise derive from such lower exercise price.  Subject to the adjustments contemplated by the preceding sentence, the Vested Options shall be exercisable until the later of (a) December 31, 2007 or (b) thirty (30) days after the date the Company terminates the current prohibition on exercising Company stock options.  In the event the Company adjusts Mr. Gould’s options in accordance with this Section after December 31, 2006, Mr. Gould agrees that, to the extent the Company must, by law, withhold income taxes relative to such options, the

Company may off-set the amount of any such required withholding from the payments Mr. Gould otherwise receives from the Company pursuant to this Agreement.  Except as expressly provided above, the Vested Options, and any vested options granted prior to February 10, 2000, shall remain exercisable to the extent permitted by and in accordance with the terms and conditions of the relevant Option Plans and/or Option Agreements, which are incorporated by reference.  Any unvested options shall continue to vest to the extent permitted by and in accordance with the terms and conditions of the relevant Option Plans and/or Option Agreements, which are incorporated by reference.

8.             Indemnification and Incorporation by Reference; Cooperation.

(a)           This Agreement incorporates by reference (a) the Request, Affirmation And Undertaking With Respect To Advancement Of Expenses In Advance Of Final Disposition Of A Proceeding, signed by Mr. Gould on September 7, 2006, (b) Mr. Gould’s Indemnification Agreement with the Company dated January 19, 2000, and (c) the Fifth Amended and Restated Certificate of Incorporation and Bylaws of the Company.

(b)           Upon reasonable notice and request of the Board, Mr. Gould shall use all reasonable efforts to cooperate with the Company in all matters related to the winding up of any pending work and the orderly transition of such work.

9.             Restrictive Covenants.  Mr. Gould acknowledges that he has had access to Confidential Information,(2) Trade Secrets, and information concerning employees, customers, and prospective customers of the Company.  Mr. Gould also acknowledges that the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees, customers and prospective customers, are valuable assets of the Company which may not be converted to his own use.  The names of customers and prospective customers are considered Confidential Information of the Company which constitutes valuable, special, and unique property of the Company.  Customer and prospective customer lists and customer and prospective customer information which have been compiled by the Company represent a material investment of the Company’s time and money.  Mr. Gould further acknowledges and agrees that the restrictions contained in this Section are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon his right to work or earn a living.

(a)           Trade Secrets and Confidential Information.  Mr. Gould agrees that he shall not (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information except as authorized in writing by the Company; (ii) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) which are in his possession, custody, or control, or (iii) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.  The obligations under this Section shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for two (2) years from the Separation Date.  The confidentiality, property, and proprietary rights protections set forth in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(2) For purposes of this Section 9 only, capitalized terms are defined in sub-section 9(f).

(b)           Non-Disclosure of Customer Information.  For two (2) years from the Separation Date, Mr. Gould shall not divulge or make accessible to any person or entity (i) the names of Customers or Prospective Customers, or (ii) any information contained in Customer’s or Prospective Customer’s accounts.

(c)           Non-Solicitation of Customers.  During the Restricted Period, Mr. Gould shall not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any product lines or service lines competitive with the Business.  The restrictions set forth in this sub-section apply only to Customers with whom Mr. Gould had Contact.  Nothing in this sub-section shall be construed to prohibit Mr. Gould from soliciting any Customer of the Company for the purpose of selling or providing any product lines or service lines competitive with the Business: (i) which Mr. Gould never sold or provided while employed by the Company; (ii) to a Customer that explicitly severed its business relationship with the Company unless Mr. Gould caused or encouraged the Customer to sever the relationship; or (iii) which product line or service line the Company no longer offers.

(d)           Non-Solicitation of Prospective Customers.  During the Restricted Period, Mr. Gould shall not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any product lines or service lines competitive with the Business.  The restrictions set forth in this sub-section apply only to Prospective Customers with whom Mr. Gould had Contact during the last year of his employment with the Company.  Nothing in this sub-section shall be construed to prohibit Mr. Gould from soliciting any Prospective Customer of the Company for the purpose of selling or providing any product lines or service lines competitive with the Business that the Company no longer offers.

(e)           Non-Recruit of Employees.  During the Restricted Period, Mr. Gould shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business.  The restrictions set forth in this sub-section shall apply only to Employees (a) with whom Mr. Gould had Material Interaction, or (b) Mr. Gould supervised.

(f)            Definitions.  For purposes of this Section 9 only, capitalized terms shall be defined as follows:

(i)            “Business” means the business of developing, marketing, and selling multimedia recording, performance analysis, and e-learning management applications that are designed to improve the quality of customer interactions across multiple communications media, including the telephone, e-mail and the Internet, and are used primarily in the customer’s contact center(s). These applications enable contact centers to capture, evaluate and analyze complete customer interactions through multiple media, identify performance gaps and then apply targeted electronic learning to improve their performance.

(ii)           “Company” means Witness Systems, Inc.

(iii)          “Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and

(b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers.  Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation.  Confidential Information will not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

(iv)          “Contact” means any interaction between Mr. Gould and a Customer or Prospective Customer which took place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company.

(v)           “Customer” means any person or entity to whom the Company has sold its products or services.

(vi)          “Employee” means any person who (i) is employed by the Company at the time Mr. Gould’s employment with the Company ends, or (ii) was employed by the Company during the last year of Mr. Gould’s employment with the Company.

(vii)         “Material Interaction” means any interaction between Mr. Gould and an Employee which related, directly or indirectly, to the performance of Mr. Gould’s duties for the Company.

(viii)        “Prospective Customer” means any person or entity to whom the Company has solicited to sell its products or services.

(ix)           “Restricted Period” means for one (1) year from the Separation Date.

(x)            “Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(g)           Injunctive Relief. If Mr. Gould breaches any of the restrictions set forth in this Section, he agrees that: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (iii) if the Company seeks injunctive relief to enforce this Agreement, Mr. Gould shall waive and shall not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security.  Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

(h)           Independent Enforcement.  The covenants set forth in this Section shall be construed as agreements independent of (i) any other agreements, (ii) any other provision in this Agreement, or (iii) any other covenant set forth in this Section, and the existence of any claim or cause of action by Mr. Gould against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Mr. Gould or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in this Section.  The Company shall not be barred from enforcing the restrictive covenants set forth in this Section by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with Mr. Gould.

10.           Return of Company Documents.  Upon termination of the Consulting Engagement, Mr. Gould shall deliver to the Company all originals and copies of all business records in his possession, custody, or control, including, without limitation, all analyses, correspondence, data, calendars, emails, notes, information, memoranda, records, documents, or other materials composed or received by Mr. Gould, solely or jointly with others, related in any manner to the past, present, or anticipated business of the Company and/or any affiliated company and all property owned by the Company and/or any affiliated company (“Company Documents”).  Mr. Gould represents and agrees that he has no claim or right, title or interest in any Company Documents.  Upon termination of the Consulting Engagement, Mr. Gould shall also remove all personal property (i.e., non-Company Documents) from the Company’s premises. This Section does not apply to any personal documents, records, or property of Mr. Gould, whether in his possession or in the possession of his attorney.  Company Documents that are attorney-client privileged between Mr. Gould and his personal counsel, or that constitute work product of Mr. Gould or his personal counsel, shall be returned to the Company in redacted form as appropriate to preserve Mr. Gould’s privileges and protections.  Mr. Gould shall also return to the Company any underlying documents in possession of Mr. Gould’s counsel, which documents may be reorganized as and if necessary to preserve privilege and work product protection.

11.           Sarbanes-Oxley Act.  Notwithstanding anything to the contrary set forth in this Agreement, the Company does not waive any rights or obligations imposed on it by the Sarbanes-Oxley Act of 2002, including, but not limited to, Section 304(a).

12.           No Admission of Liability.  The parties understand and agree that no statement or consideration herein shall be construed as an admission of any claim, such admissions being expressly denied.

13.           Waiver.  Either Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision.  Either Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

14.           Severability.  The provisions of this Agreement are severable.  If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

15.           Governing Law.  Except for the agreements incorporated by reference in Section 8, which shall continue to be governed by the laws of the State of Delaware, the laws of the State of Georgia shall govern the remainder of this Agreement.  If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.

16.           Entire Agreement.  This Agreement, the agreements incorporated by reference in Section 8, and Exhibit A, which is also incorporated by reference, constitute the entire agreement between the Parties.  This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Mr. Gould’s employment and his resignation of that employment.  Mr. Gould acknowledges that his post-termination obligations contained in this Agreement, including, but not limited to, Section 9, are valid, enforceable and reasonably necessary to protect the interests of the Company, and he agrees to abide by such obligations.  Other than the terms of this Agreement, no other representation, promise or agreement has been made by the Parties to cause them to sign this Agreement.

17.           Amendments.  This Agreement may not be amended or modified except in writing signed by both Parties.

18.           Successors and Assigns.  This Agreement shall be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and, as to the Company, assigns, including without limitation, any successor to the Company by merger, consolidation, sale of stock or assets, or otherwise.

19.           Consent to Jurisdiction and Venue. Except as to the agreements incorporated by reference in Section 8, the parties agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia.  The parties consent to the personal jurisdiction of the state and/or federal courts located in Georgia.  The parties waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

The parties acknowledge the validity of this nine (9) page Agreement, including the attached Exhibit A, and represent that they have the legal capacity to enter into this Agreement. The parties acknowledge that they have each consulted with an attorney before signing this Agreement.  The parties have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

Witness Systems, Inc.		David Gould

By:	/s/ William F. Evans		/s/ David Gould

Its:	Executive Vice President & Chief	Date:	January 3, 2007
Financial Officer

Date:	January 3, 2007

EXHIBIT A

January 3, 2007

Pete Sinisgalli

Board of Directors

Witness Systems, Inc.

300 Colonial Center Parkway

Roswell, Georgia  30076

Re: Resignation

Dear Pete:

Effective upon acceptance by the Board, I hereby resign my employment with Witness Systems, Inc. (the “Company”) and all officer, director and other positions and employment that I hold with any subsidiary or affiliate of the Company.  My resignation is not the result of any disagreement with the Company, its subsidiaries, affiliates, or any of their Boards of Directors, relating to their operations, policies, or practices.

Sincerely,

/s/ David Gould

David Gould